EXHIBIT 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

     This First Amendment to Employment Agreement (the "Amendment") is made and entered into effective as of December 21, 2007, by and between The Neiman Marcus Group, Inc., a Delaware corporation ("NMG"), Neiman Marcus, Inc., a Delaware corporation (formerly known as Newton Acquisition, Inc.) ("Parent") and Burton M. Tansky (the "Executive").

W I T N E S S E T H:

     WHEREAS, NMG, Parent, Executive and Newton Acquisition Merger Sub, Inc., a Delaware corporation ("Merger Sub") entered into an Employment Agreement effective as of October 6, 2005 (the "Employment Agreement"); and

     WHEREAS, Merger Sub merged with and into NMG on or about October 6, 2005, and as a result of such merger the separate existence of Merger Sub thereafter ceased and NMG continued as the surviving corporation; and

     WHEREAS, NMG, Parent and the Executive now desire to amend the Employment Agreement to revise the term of the Employment Agreement;

     NOW, THEREFORE, in consideration of the premises, the parties do hereby agree as follows:

     1.      Paragraph 1(k) of the Employment Agreement is hereby amended and restated in its entirety as follows:

     (k)   "Good Reason" means any of the following actions if taken without the Executive's prior consent: (i) any material failure by NMG to comply with its obligations under Paragraph 5 (Compensation and Related Matters); (ii) any material failure by NMG to comply with its obligations under Paragraph 20 (Assumption by Successor); (iii) a substantial reduction in the Executive's responsibilities or duties except in accordance with the terms of this Agreement; (iv) any relocation of Executive's principal place of business of 50 miles or more, other than normal travel consistent with past practice, or any requirement that Executive engage in excessive business-related travel in a manner inconsistent with past practice in any material respect; (v) the reduction in title of the Executive as Chief Executive Officer or his reporting relationships, except in accordance with the terms of this Agreement; or (vi) a material breach of this Agreement by NMG.

2. Paragraph 3 of the Employment Agreement is hereby amended and restated in its entirety as follows:

     3.   Term. Unless sooner terminated as provided in this Agreement, the term of the Agreement shall commence on the Effective Date and extend until the end of the day immediately preceding the fifth anniversary thereof (the "Employment Term"), provided that the Employment Term shall automatically be extended for successive one year periods thereafter, unless at least six months prior to the commencement of any such one year period, either party provides written notice to the other that the Employment Term shall not be so extended. The Executive's employment will end upon the expiration of the Employment Term, but the end of the Executive's employment in that circumstance shall not constitute a termination of employment by either party under this Agreement or give rise to any of the obligations of NMG that arise under this Agreement as a result of a termination of employment.

3. Paragraph 4 of the Employment Agreement is hereby amended and restated in its entirety as follows:

4.	Position and Duties.

   (a)    During the Employment Term, the Executive shall serve as the Chief Executive Officer of NMG and Parent.  In such capacity, the Executive, subject to the ultimate control and direction of the Board and the Board of Directors of Parent ("Parent Board"), shall have and exercise direct charge of and general supervision over the business and affairs of NMG.  In addition, the Executive shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to the Executive by the Board; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to NMG.  The Executive shall report and be accountable to the Board and the Parent Board.  The Executive and NMG acknowledge that one purpose of this Agreement is to provide for a smooth and orderly transition to a new chief executive officer in the future.  Accordingly, during the Employment Term the Executive agrees to work with reasonable diligence to identify a successor to the position of Chief Executive Officer of NMG and Parent.  Nothing in this Agreement, however, prohibits the Board from undertaking its own search for a successor to the positions.  During the Employment Term, the Executive shall serve as a member of the Board and shall be appointed to the Parent Board and any other entity substantially all of whose assets consist of NMG capital stock.

   (b)    During the Employment Term, the Executive shall devote his full time, skill, and attention and his best efforts to the business and affairs of NMG to the extent necessary to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Executive in or pursuant to this Agreement, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability.  Notwithstanding the foregoing, the Executive may (i) subject to the approval of the Board, serve as a director or as a member of an advisory board of a noncompeting company, (ii) serve as an officer or director or otherwise participate in non-profit educational, welfare, social, religious and civil organizations, including, without limitation, all such positions and participation in effect as of the Effective Date, and (iii) manage personal and family investments; provided, however, that any such activities as described in (i), (ii) or (iii) of the preceding provisions of this paragraph do not significantly interfere with the performance and fulfillment of the Executive's duties and responsibilities as an executive of NMG in accordance with this Agreement.

   (c)    In connection with the Executive's employment by NMG under this Agreement, the Executive shall be based at the principal executive offices of NMG in Dallas, Texas, except for such reasonable travel as the performance of the Executive's duties in the business of NMG may require.

   (d)    All services that the Executive may render to NMG or any of its Affiliates in any capacity during the Employment Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

4. Paragraph 5(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

   (a)    Base Salary.  During the Employment Term, NMG shall pay to the Executive for his services under this Agreement an annual base salary ("Base Salary"). At the Effective Date, the Base Salary shall be $1,300,000.00.  The Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board, but in no event shall NMG pay the Executive a Base Salary less than that set forth above during the Employment Term.  The Base Salary shall be payable in installments in accordance with the general payroll practices of NMG, or as otherwise mutually agreed upon.

5. Paragraph 5(d) of the Employment Agreement is hereby amended and restated in its entirety as follows:

   (d)    Employee Benefits and Perquisites.  During the Employment Term, the Executive will be entitled to (i) participate in all employee benefit plans, programs, and arrangements that are generally made available by NMG to its senior executives, including without limitation NMG's life insurance, long-term disability, and health plans and (ii) the perquisites and other fringe benefits that are made available by NMG to its senior executives generally and to such perquisites and fringe benefits that are made available by NMG to the Executive in particular, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit.  NMG agrees that the employee benefit plans, programs and arrangements and perquisites and other fringe benefits that are made available to the Executive during the Employment Term will not be materially diminished in the aggregate from those benefit plans, programs and arrangements and perquisites and fringe benefits made available immediately prior to the Effective Date.  The Executive agrees to cooperate and participate in any medical or physical examinations as may be required by any insurance company in connection with the applications for such life and/or disability insurance policies.

6. Paragraph 5(e) of the Employment Agreement is hereby deleted in its entirety, with such paragraph reserved for future use.

7. The portion of the second sentence of Paragraph 7(e) of the Employment Agreement preceding the proviso is hereby amended and restated as follows:

In addition, subject to the Executive's execution of a mutual release and waiver of claims against NMG in the form attached as Exhibit B, NMG will pay the Executive a lump-sum payment equal to: the Prorated Bonus plus (A) if such termination is not a Change of Control Resignation, three (3) times the sum of the Executive's Base Salary and Target Bonus in effect on the Employment Termination Date, or (B) if such termination is a Change of Control Resignation, two (2) times the sum of the Executive's Base Salary and Target Bonus in effect on the Employment Termination Date;

8. Paragraph 7(f) of the Employment Agreement is hereby amended and restated in its entirety as follows:

   (f)    Welfare Benefits. If, on or following the second anniversary of the Effective Date, the Executive's employment with NMG or any Affiliates of NMG ends on account of a termination by NMG for any reason other than for death or Cause, or a termination by the Executive for Good Reason, the Executive will receive the benefits described in Paragraph 3b of the Change of Control Agreement, provided that the "Welfare Continuation Period" shall be reduced to 2 years if such termination is a Change of Control Resignation.

     9.     The Executive and NMG acknowledge that this Amendment does not eliminate or reduce the obligations of either party under any portion of Paragraph 8 or Paragraph 9 of the Employment Agreement. Moreover, with respect to Paragraph 8(b) of the Employment Agreement, NMG continues to acknowledge and agree that the Executive must have and continue to have throughout his employment the benefits and use of its and its Affiliates' (as defined in the Employment Agreement) goodwill and Confidential Information (as defined in the Employment Agreement) in order to properly carry out his responsibilities. NMG accordingly promises upon execution and delivery of this Amendment to provide the Executive immediate access to new and additional Confidential Information beyond the Confidential Information to which he previously has been provided access and to authorize him to engage in activities that will create new and additional Confidential Information not currently in existence.

10. Except as otherwise specifically set forth herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, NMG, and Parent have caused this Amendment to be executed on each entities behalf by its duly authorized officer, and the Executive has executed this Amendment, on this the 21st day of December, 2007.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Nelson A. Bangs

Its:	Senior Vice President

NEIMAN MARCUS, INC.

By:	/s/ Nelson A. Bangs

Its:	Senior Vice President

EXECUTIVE

/s/ Burton M. Tansky

Burton M. Tansky